EXHIBIT 3.3

                              AMENDED DESIGNATIONS,
                             PREFERENCES AND RIGHTS
                         OF THE SERIES B PREFERRED STOCK
                                       OF
                           JANUS AMERICAN GROUP, INC.

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware,

     Janus American Group, Inc., a Delaware corporation (the "Corporation") certifies that, pursuant to the authority contained in paragraph (4) of Article FOURTH of its Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution amending the designations, preferences and rights of a series of its Preferred Stock, par value $.01 per share, designated as the "Preferred Stock, par value $0.01 per share, Series B":

          WHEREAS, the existing holders of the Preferred Stock, par value $0.01 per share, Series B have consented to an increase in the number of authorized shares of such series; it is therefore,

          RESOLVED, that paragraph (2) of the Designations, Preferences and Rights of Preferred Stock, Series B, is amended and restated to provide as follows:

          Number of Shares. The number of shares in the Series B shall be 20,000 shares. Shares of the Series B redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued Preferred Stock, par value $0.01 per share undesignated as to series and subject to reissuance by the Corporation as shares of the Preferred Stock, par value $0.01 per share, of any one or more series. The Corporation shall be authorized to issue certificates for fractional shares.

     and it is further

          RESOLVED, the proper officers of the Corporation are hereby authorized, empowered and directed to take all such further action and to execute, deliver, certify and file all instruments and documents in the name of and on behalf of this Corporation as such officers executing same shall approve as necessary or advisable to effectuate and accomplish the purpose of the foregoing resolution and the transactions contemplated thereby, the taking of such action and the execution, delivery, certification and filing of such documents to be conclusive evidence of such approval.



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     IN WITNESS  WHEREOF,  said  Janus  American  Group,  Inc.  has caused  this
Certificate to be duly executed by its President and attested to by its Secretary this 8th day of January, 1999.

Attest:                                          JANUS AMERICAN GROUP, INC.


By: /s/  Frank E. Lawatsch, Jr.               By:  /s/  James E. Bishop
    Name:  Frank E. Lawatsch, Jr.                  Name:  James E. Bishop
    Title:    Secretary                            Title:    President